Exhibit 107

Calculation of Filing Fee Tables

FORM F-4/A

(Form Type)

PETRÓLEOS MEXICANOS

(Exact name of Issuer as specified in its charter)

MEXICAN PETROLEUM

(Translation of registrant’s name into English)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Debt	6.875% Notes due 2025	457(o)	U.S. $1,500,000,000	100%	U.S. $1,500,000,000	—	U.S. $163,650
Fees to Be Paid	Debt	6.700% Notes due 2032	457(o)	U.S. $6,813,567,000	100%	U.S. $6,813,567,000	$92.70 per $1,000,000	U.S. $631,617.66
Fees Previously Paid	Other	Guarantees of 6.875% Notes due 2025	457(n)	U.S. $1,500,000,000	—	—	—	None(2)
Fees to Be Paid	Other	Guarantees of 6.700% Notes due 2032	457(n)	U.S. $6,813,567,000	—	—	—	None(2)

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	—	—	$8,313,567,000
	Total Fees Previously Paid				—	—	—	$163,650
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$631,617.66

(1)

The securities being registered are offered (i) in exchange for 6.875% Notes due 2025 and 6.700% Notes due 2032, previously sold in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the securities by broker-dealers. The registration fee has been calculated on the basis of the maximum aggregate offering price of the securities, solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guaranties.